MORGAN STANLEY
                                                    SPECTRUM SERIES




        April 2004
        Monthly Report




This Monthly Report supplements the Spectrum Funds' Prospectus dated April 28, 2004.




                                                            Issued: May 28, 2004



[LOGO] MORGAN STANLEY

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.



                       1991   1992   1993    1994   1995   1996   1997   1998
FUND                     %      %      %       %      %      %      %      %
--------------------------------------------------------------------------------
Spectrum Currency       --     --     --      --     --     --     --     --
--------------------------------------------------------------------------------
Spectrum Global Balanced       --     --     (1.7)  22.8   (3.6)  18.2   16.4
                                           (2 mos.)
--------------------------------------------------------------------------------
Spectrum Select        31.2  (14.4)  41.6    (5.1)  23.6    5.3    6.2   14.2
                     (5 mos.)
--------------------------------------------------------------------------------
Spectrum Strategic      --     --     --      0.1   10.5   (3.5)   0.4    7.8
                                           (2 mos.)
--------------------------------------------------------------------------------
Spectrum Technical      --     --     --     (2.2)  17.6   18.3    7.5   10.2
                                           (2 mos.)
--------------------------------------------------------------------------------

                                                                        INCEPTION- COMPOUND
                                                                         TO-DATE  ANNUALIZED
                              1999    2000   2001   2002   2003   2004    RETURN    RETURN
FUND                            %       %      %      %      %      %        %         %
--------------------------------------------------------------------------------------------
Spectrum Currency              --     11.7   11.1   12.2   12.4  (12.7)    36.7       8.5
                                    (6 mos.)                    (4 mos.)
--------------------------------------------------------------------------------------------
Spectrum Global Balanced       0.8     0.9   (0.3) (10.1)  (6.2)  (4.3)    48.1       4.2
                                                                (4 mos.)
--------------------------------------------------------------------------------------------
Spectrum Select               (7.6)    7.1    1.7   15.4    9.6   (2.2)    196.5      8.9
                                                                (4 mos.)
--------------------------------------------------------------------------------------------
Spectrum Strategic            37.2   (33.1)  (0.6)   9.4   24.0    3.7     48.4       4.3
                                                                (4 mos.)
--------------------------------------------------------------------------------------------
Spectrum Technical            (7.5)    7.8   (7.2)  23.3   23.0   (2.3)    121.2      8.7
                                                                (4 mos.)
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 825 Third Avenue, 9th Floor
 New York, NY 10022
 Telephone (212) 310-6444

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
APRIL 2004

Dear Limited Partner:

     The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of April 30, 2004 was as follows:

FUND                         N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $13.67                -5.17%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $14.81                -3.57%
Spectrum Select             $29.65               -10.67%
--------------------------------------------------------------------------------
Spectrum Strategic          $14.84                -6.47%
--------------------------------------------------------------------------------
Spectrum Technical          $22.12                -9.90%

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
SPECTRUM CURRENCY
--------------------------------------------------------------------------------

[Table below represents a graph in the printed piece]

                        YTD ENDED        MONTH ENDED
                      APRIL 30, 2004   APRIL 30, 2004
                      --------------   --------------
AUSTRALIAN DOLLAR        -0.94            -0.12

BRITISH POUND             0.94            -1.15

EURO                      1.07             1.53

JAPANESE YEN             -4.69            -2.68

SWISS FRANC               0.49             0.06

MINOR CURRENCIES         -7.73            -2.32


Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

o Losses were incurred on short U.S. dollar positions against the Japanese yen, Singapore dollar, and other Asian currencies as the U.S. dollar surged during the month following the release of stronger-than- expected U.S. jobs data. The yen also came under pressure following efforts by the Japanese government to weaken the yen by intervening in the currency markets. Most Asian currencies followed the yen lower. Losses were also incurred on short U.S. dollar positions against the British pound and South African rand, as the dollar benefited from rising U.S. interest rates and the perception that the U.S. economy was experiencing a sustainable recovery.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

o Gains were recorded from long positions in the U.S. dollar versus the euro. The dollar benefited from Alan Greenspan's comments concerning U.S. inflation, stronger U.S. economic activity and the potential for higher U.S. interest rates. The dollar's value increased further during the month as additional positive economic news reinforced market speculation of rising U.S. interest rates.

--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

[Table below represents a graph in the printed piece]

                        YTD ENDED          MONTH ENDED
                      APRIL 30, 2004     APRIL 30, 2004
                      --------------     --------------
CURRENCIES               -2.25               -0.64

INTEREST RATES           -1.22               -2.04

STOCK INDICES             0.85                0.07

ENERGIES                 -0.09               -0.25

METALS                   -0.03                0.04

AGRICULTURALS             0.04               -0.28

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

o Losses were incurred on long U.S. and European interest rate futures positions as global fixed income prices tumbled following the release of stronger-than-expected U.S. jobs data. The report showed that U.S. payrolls grew at their fastest pace in nearly four years and boosted the belief that the U.S. economy was experiencing a sustainable recovery. Importantly, the report caused many market analysts to anticipate that the U.S. Federal Reserve would move sooner-than-expected to raise U.S. interest rates from their current low levels.

o Losses were incurred on short U.S. dollar positions against the Japanese yen, Singapore dollar, and other Asian currencies as the U.S. dollar surged during the month following the release of stronger-than-expected U.S. jobs data. The yen also came under pressure following efforts by the Japanese government to weaken the yen by intervening in the currency markets. Most Asian currencies followed the yen lower. Losses were also incurred on short U.S. dollar positions against the South African rand, as the dollar benefited from rising U.S. interest rates and the perception that the U.S. economy was experiencing a sustainable recovery.

o Losses were also incurred in the agricultural sector from long futures positions in corn. Corn prices declined in response to news of lower U.S. exports and increased plantings in the U.S. Corn Belt.

o Smaller losses were sustained in the energy sector from long futures positions in crude oil and its related products as prices reversed following the release of data indicating larger-than-expected U.S. supplies. Prices were further pressured by news that the U.S. may consider easing environmental restrictions on gasoline.

--------------------------------------------------------------------------------
SPECTRUM SELECT
--------------------------------------------------------------------------------

[Table below represents a graph in the printed piece]

                        YTD ENDED          MONTH ENDED
                      APRIL 30, 2004     APRIL 30, 2004
                      --------------     --------------
CURRENCIES               -2.39               -1.78

INTEREST RATES           -1.34               -4.16

STOCK INDICES            -0.25               -0.95

ENERGIES                  1.51                0.43

METALS                    3.07               -2.72

AGRICULTURALS             2.16               -0.69

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

o Losses were incurred on long European and U.S. interest rate futures positions as global fixed income prices tumbled following the release of stronger-than-expected U.S. jobs data. The report showed that U.S. payrolls grew at their fastest pace in nearly four years and boosted the belief that the U.S. economy was experiencing a sustainable recovery. Importantly, the report caused many market analysts to anticipate that the U.S. Federal Reserve would move sooner-than-expected to raise U.S. interest rates from their current low levels.

o Additional losses were experienced in the metals markets from long positions in both precious and base metals. The U.S. dollar's move higher prompted by positive economic data caused losses in long silver and gold futures positions as their prices conversely moved lower. Within the base metals markets, long positions in copper, aluminum and zinc incurred losses as prices weakened due to the strength of the U.S. dollar and fears of reduced demand from China.

o Losses were incurred on short U.S. dollar positions against the Japanese yen, Singapore dollar, and other Asian currencies as the U.S. dollar surged during the month following the release of stronger-than-expected U.S. jobs data. The yen also came under pressure following efforts by the Japanese government to weaken the yen by intervening in the currency markets. Most Asian currencies followed the yen lower. Losses were also incurred on short U.S. dollar positions against the South African rand, as the dollar benefited from rising U.S. interest rates and the perception that the U.S. economy was experiencing a sustainable recovery.

o Despite news indicating that a sustainable global economic recovery could be underway, global equity prices were weighed down by the continuing difficulties in Iraq, fears of global terrorism and concerns of higher interest rates. Consequently, long positions in European, U.S. and Japanese stock indices recorded losses.

o Long futures positions in wheat recorded losses as prices moved lower in sympathy with corn prices. Corn prices declined amid news of lower U.S. exports and increased plantings in the U.S. Corn Belt.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

o The Fund generated gains in the energy markets from long futures positions in crude oil and its related products as prices finish for the month higher on fears of potential terrorist activity in Saudi Arabia and news of problems with U.S. refineries. Prices were later bolstered following a disclosure from OPEC ministers regarding their intentions to discuss higher price targets at their upcoming meeting in June.

--------------------------------------------------------------------------------
SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

[Table below represents a graph in the printed piece]

                        YTD ENDED          MONTH ENDED
                      APRIL 30, 2004     APRIL 30, 2004
                      --------------     --------------
CURRENCIES               -1.01                0.18

INTEREST RATES           -0.60               -3.25

STOCK INDICES            -0.95               -0.36

ENERGIES                 -0.52               -1.04

METALS                    3.26               -2.50

AGRICULTURALS             8.72                1.50

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

o Losses were incurred on long European and U.S. interest rate futures positions as global fixed income prices tumbled following the release of stronger-than-expected U.S. jobs data. The report showed that U.S. payrolls grew at their fastest pace in nearly four years and boosted the belief that the U.S. economy was experiencing a sustainable recovery. Importantly, the report caused many market analysts to anticipate that the U.S. Federal Reserve would move sooner-than-expected to raise U.S. interest rates from their current low levels.

o In the metals markets, losses were recorded from long futures positions in both base and precious metals. Within the base metals markets, long positions in copper, aluminum and zinc incurred losses as prices weakened due to the strength of the U.S. dollar and fears of reduced demand from China.
   Additionally, the U.S. dollar's move higher caused losses in long gold futures positions.

o Long futures positions in crude oil, crude oil-related products and natural gas resulted in losses during the first week of April as prices reversed lower following the release of data indicating larger-than-expected U.S. supplies.

o Despite news indicating that a sustainable global economic recovery could be underway, global equity prices were weighed down by the continuing difficulties in Iraq, fears of global terrorism and concerns of higher interest rates. Consequently, long positions in U.S. stock index futures recorded losses.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

o In the agricultural markets, gains were generated from long sugar, soybeans, soybean-related products and rough rice positions as prices rallied amid diminished market supply and inflation concerns.

--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

                        YTD ENDED          MONTH ENDED
                      APRIL 30, 2004     APRIL 30, 2004
                      --------------     --------------
CURRENCIES               -2.56               -3.48

INTEREST RATES            1.46               -4.52

STOCK INDICES            -0.73               -0.96

ENERGIES                  4.34                1.99

METALS                    0.96               -1.78

AGRICULTURALS            -0.02               -0.27

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

o Losses were incurred on long European, U.S., Canadian and Australian interest rate futures positions as global fixed income prices tumbled following the release of stronger-than-expected U.S. jobs data. The report showed that U.S. payrolls grew at their fastest pace in nearly four years and boosted the belief that the U.S. economy was experiencing a sustainable recovery. Importantly, the report caused many market analysts to anticipate that the U.S. Federal Reserve would move sooner-than-expected to raise U.S. interest rates from their current low levels.

o Losses were incurred on short U.S. dollar positions against the Japanese yen, Singapore dollar, and other Asian currencies as the U.S. dollar surged during the month following the release of stronger-than-expected U.S. jobs data. The yen also came under pressure following efforts by the Japanese government to weaken the yen by intervening in the currency markets. Most Asian currencies followed the yen lower. Losses were also incurred on short U.S. dollar positions against the British pound, as the dollar benefited from rising U.S. interest rates and the perception that the U.S. economy was experiencing a sustainable recovery.

o Additional losses were experienced in the metals markets from long positions in both precious and base metals. The U.S. dollar propelled higher on positive economic data and as a result long futures positions in gold and silver recorded losses. Within the base metals markets, long positions in copper and aluminum incurred losses as prices weakened due to the strength of the U.S. dollar and fears of reduced demand from China.

o Despite news indicating that a sustainable global economic recovery could be underway, global equity prices were weighed down by the continuing difficulties in Iraq, fears of global terrorism and concerns of higher interest rates. Consequently, long positions in U.S. and European stock indices recorded losses.

o Losses were recorded in the agricultural markets from long wheat and corn futures positions. Wheat prices reacted negatively as prices moved in sympathy with corn prices. Corn declined amid news of lower U.S. exports and increased plantings in the U.S. Corn Belt.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

o The Fund generated gains in the energy markets from long futures positions in crude oil and its related products as prices finished for the month higher on fears of potential terrorist activity in Saudi Arabia and news of problems with U.S. refineries. Prices were later bolstered following a disclosure from OPEC ministers regarding their intentions to discuss higher price targets at their upcoming meeting in June.

                      [This page intentionally left blank]

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED APRIL 30, 2004 (UNAUDITED)

                                       MORGAN STANLEY                     MORGAN STANLEY
                                     SPECTRUM CURRENCY               SPECTRUM GLOBAL BALANCED
                                 ---------------------------        ---------------------------
                                                PERCENTAGE OF                   PERCENTAGE OF
                                                APRIL 1, 2004                   APRIL 1, 2004
                                                  BEGINNING                       BEGINNING
                                   AMOUNT      NET ASSET VALUE        AMOUNT   NET ASSET VALUE
                                  --------     ---------------       --------  ---------------
                                      $               %                  $            %
REVENUES
Trading profit (loss):
  Realized                               --            --            (1,503,656)        (2.83)
  Net change in unrealized      (10,171,125)        (4.68)             (173,635)         (.33)
                               ------------         -----           -----------         -----
    Total Trading Results       (10,171,125)        (4.68)           (1,677,291)        (3.16)
Interest income (Note 2)            124,844           .06                40,602           .08
                               ------------         -----           -----------         -----
  Total Revenues                (10,046,281)        (4.62)           (1,636,689)        (3.08)
                               ------------         -----           -----------         -----

EXPENSES
Brokerage fees (Note 2)             832,689           .38               203,627           .38
Management fees (Note 3)            362,039           .17                55,334           .11
                               ------------         -----           -----------         -----
    Total Expenses                1,194,728           .55               258,961           .49
                               ------------         -----           -----------         -----

NET LOSS                        (11,241,009)        (5.17)           (1,895,650)        (3.57)
                               ============         =====           ===========         =====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED APRIL 30, 2004 (UNAUDITED)

                                        MORGAN STANLEY                        MORGAN STANLEY
                                       SPECTRUM CURRENCY                  SPECTRUM GLOBAL BALANCED
                             -------------------------------------   -------------------------------------
                                                              PER                                     PER
                                 UNITS            AMOUNT      UNIT         UNITS         AMOUNT       UNIT
                             --------------       ------      ----   ---------------     ------       ----
                                                    $          $                           $           $
Net Asset Value,
  April 1, 2004              15,073,168.447    217,223,241    14.41    3,458,575.296    53,120,419    15.36
Net Loss                           --          (11,241,009)    (.74)        --          (1,895,650)    (.55)
Redemptions                    (111,677.115)    (1,526,626)   13.67      (81,804.387)   (1,211,523)   14.81
Subscriptions                 1,049,044.971     14,340,445    13.67      122,658.196     1,816,568    14.81
                             --------------    -----------             -------------    ----------
Net Asset Value,
  April 30, 2004             16,010,536.303    218,796,051    13.67    3,499,429.105    51,829,814    14.81
                             ==============    ===========             =============    ==========



The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED APRIL 30, 2004 (UNAUDITED)

                                       MORGAN STANLEY                      MORGAN STANLEY              MORGAN STANLEY
                                       SPECTRUM SELECT                   SPECTRUM STRATEGIC          SPECTRUM TECHNICAL
                              -------------------------------       ---------------------------  ---------------------------
                                              PERCENTAGE OF                      PERCENTAGE OF                PERCENTAGE OF
                                              APRIL 1, 2004                      APRIL 1, 2004                APRIL 1, 2004
                                                BEGINNING                          BEGINNING                    BEGINNING
                                  AMOUNT     NET ASSET VALUE           AMOUNT   NET ASSET VALUE     AMOUNT   NET ASSET VALUE
                              ------------  -----------------       ----------  ---------------  ----------  ---------------
                                     $              %                   $             %              $               %
REVENUES
Trading profit (loss):
   Realized                    (23,153,702)       (4.23)           (1,513,183)       (.96)      (13,347,233)       (2.02)
   Net change in unrealized    (30,940,850)       (5.65)           (7,193,087)      (4.55)      (47,046,432)       (7.11)
                               -----------       ------            ----------       -----       -----------        -----
     Total Trading Results     (54,094,552)       (9.88)           (8,706,270)      (5.51)      (60,393,665)       (9.13)
Interest income (Note 2)           306,339          .06                88,905         .06           371,651          .06
                               -----------       ------            ----------       -----       -----------        -----
     Total Revenues            (53,788,213)       (9.82)           (8,617,365)      (5.45)      (60,022,014)       (9.07)
                               -----------       ------            ----------       -----       -----------        -----

EXPENSES
Brokerage fees (Note 2)          3,307,482          .60               955,250         .60         3,995,476          .60
Management fees (Note 3)         1,307,603          .25               395,275         .26         1,428,394          .23
Incentive fees (Note 3)                 --           --               259,192         .16                --           --
                               -----------       ------            ----------       -----       -----------        -----
   Total Expenses                4,615,085          .85             1,609,717        1.02         5,423,870          .83
                               -----------       ------            ----------       -----       -----------        -----

NET LOSS                       (58,403,298)      (10.67)          (10,227,082)      (6.47)      (65,445,884)       (9.90)
                               ===========       ======           ===========       =====       ===========        =====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED APRIL 30, 2004 (UNAUDITED)

                                  MORGAN STANLEY                      MORGAN STANLEY                      MORGAN STANLEY
                                  SPECTRUM SELECT                   SPECTRUM STRATEGIC                  SPECTRUM TECHNICAL
                       -----------------------------------  -----------------------------------  ----------------------------------
                                                      PER                                 PER                                 PER
                            UNITS         AMOUNT      UNIT      UNITS         AMOUNT      UNIT        UNITS        AMOUNT     UNIT
                       --------------  ------------  -----  -------------   -----------   -----  --------------  -----------  -----
                                            $          $                         $          $                         $         $
Net Asset Value,
  April 1, 2004       16,495,446.085  547,445,344   33.19   9,964,633.870   158,110,395   15.87  26,935,666.700  661,320,047  24.55
Net Loss                    --        (58,403,298)  (3.54)       --         (10,227,082)  (1.03)       --        (65,445,884) (2.43)
Redemptions             (108,944.491)  (3,230,204)  29.65     (73,620.215)   (1,092,524)  14.84    (237,106.892)  (5,244,804) 22.12
Subscriptions            903,544.822    6,790,104   29.65     653,036.276     9,691,059   14.84   1,429,546.533   31,621,562  22.12
                      --------------  -----------   -----  --------------   -----------   -----  --------------  -----------  -----
Net Asset Value,
  April 30, 2004      17,290,046.416  512,601,946   29.65  10,544,049.931   156,481,848   14.84  28,128,106.341  622,250,921  22.12
                      ==============  ===========   =====  ==============   ===========   =====  ==============  ===========  =====

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)

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1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

     The Partnerships' general partner is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co., and MSIL are wholly-owned subsidiaries of Morgan Stanley.

     Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profit
(loss) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income based upon 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency,

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(CONTINUED)

Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

     Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

     Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as

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(CONTINUED)

of the end of the last day of any month that is at least six months after the closing at which a person becomes a limited partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a limited partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

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2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

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(CONTINUED)

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3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Effective April 30, 2004, Allied Irish Capital Management, Ltd. was terminated as trading advisor to Spectrum Strategic.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.
  Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

     The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

     The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per


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(CONCLUDED)

month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

     The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

     The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).


INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

     Spectrum Global Balanced and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

     Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

     Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

     Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

     For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

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                         Demeter Management Corporation
                         825 Third Avenue, 9th Floor
                         New York, NY 10022




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